EXHIBIT 2.2

EXCHANGE AGREEMENT

 This EXCHANGE AGREEMENT (the "Agreement"), dated as of September 20th, 2012, is by and among Direct Pet Health Holdings Inc., a Nevada corporation ("DPHG"), and Clark Scott LLC, Inc., an Arizona Limited Liability Corporation ("CS"). For accounting purposes, the effective date  of  for  this Transaction  will be  September 30th Each  of  the  parties  to  this Agreement is individually referred to herein as a "" and collectively, as the "Parties." Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Article VII herein.

 WHEREAS, CS has Equity Units issued and outstanding, all of which, are held by the Clark Scott Shareholders and will be referred to herein in as the CS Units (the "CS Shares"),. Each CS Shareholder is the record and beneficial owner of the CS Units set forth opposite such Shareholder's name on Annex A hereto. The CS Shareholders have agreed to transfer all of their CS Units in exchange for Seven Million (7,000,000) shares of newly issued, post reverse split, shares of Common Stock, $.001 par value, of DPHG (the "DPHG Common Stock" "New Shares") that will, in the aggregate, constitute 70.0% of the issued and outstanding capital stock of DPHG Inc. on a fully diluted basis, as of and immediately after the Closing. Together with the Three Million (3,000,000) New Shares being issued to Pegasus Funds, LLC in exchange for the Two (2) shares of DPHG Class B Preferred Stock held by Pegasus, constitute a total post exchange and pre-financing capitalization of Ten Million Three Hundred Thousand (I 0,300,000) shares. The Parties agree that 4,000,000 of the New Shares issued to CS are subject to pro rata clawback and cancellation by the Company in the event the CS Shareholders are unable to raise an additional $1,250,000 in Common Equity prior to January 31, 2013 under the terms of the existing DPHG/Core Resource Subscription Agreement. They agree to surrender those New Shares on a pro rata basis if less than the full amount is raised.

 WHEREAS, the number of shares of DPHG Common Stock to be received by each CS Unitholder is listed opposite each such Shareholder's name on Annex A. The number of shares of DPHG Common Stock to be issued upon surrender and conversion of the DPHG Class B Preferred Stock is listed opposite each Shareholder's name on Annex B. The aggregate number of shares of DPHG Common Stock reflected on Annex's A & B is referred to herein as the "New Shares."

 WHEREAS, the exchange of CS Units for DPHG Common Stock is intended to constitute a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended.

 WHEREAS, the Boards of Directors along with a majority of the shareholders of DPHG and CS has each determined that it is desirable to effect the share exchange contemplated herein.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

  1.1.     Share Exchange.   At the Closing, each CS Unitholder shall transfer, convey, assign and deliver to DPHG its CS Units free and clear of all Liens, in exchange for the number of New Shares of DPHG listed on Annex A opposite such Unitholder's name and represent, in the aggregate, 7,000,000 shares to the CS Shareholders. As set forth on Annex B, Pegasus Funds LLC. its affiliates and assignes shall transfer, convey, assign and deliver its 2 shares of DPHG Class B Preferred Stock in exchange for 3,000,000 New Shares of DPHG to be issued to Pegasus Funds, LLC and/or its designated affiliates (the "Permitted  Assignees") upon execution and delivery by each Permitted Assignee of an assignment in the form of Annex C hereto.

  1.2.    Closing. The closing (the "Closing") of the transactions contemplated hereby (the "Transactions") shall take place at the offices of Direct Pet Health Holdings, Inc. in Dallas, Texas, commencing 9:00a.m. local time on the day of the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the "Closing Date").

  1.3.     DPHG Preferred Stock. The DPHG Class B Preferred Stock will have the rights and preferences set forth on the Statement of Designations.

ARTICLE II
Representations and Warranties of CS

CS hereby represents and warrants to DPHG as follows:

  2.1.     Organization, Standing and Power.   CS is duly organized, validly existing and in good standing under the laws of the State of Arizona and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on CS, a material adverse effect on the ability of   CS to perform its obligations under this Agreement or on the ability of   CS to consummate the Transactions (a "CS Material Adverse Effect").   CS is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.   CS has delivered to DPHG true and complete copies of the   CS Articles or Organization as amended through the date of this Agreement.

  2.2.        CS Equity Interests.

(a)      Schedule 3.2 hereof lists each subsidiary of CS and its jurisdiction of organization. All the outstanding shares of capital stock or equity interests of each subsidiary have been validly issued and are fully paid and nonassessable and are owned by CS, free and clear of all Liens.

(b)     CS does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any entity.

  2.3.       Capital  Structure. The authorized equity capital of  CS consists of I ,000 Membership Units all of which are owned by the Shareholders as noted on Annex A. Except as set forth above, no equity securities or other voting securities of   CS are issued, reserved for issuance or outstanding. All outstanding equity interests of   CS are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable laws of its jurisdiction of formation, the CS Constituent Instruments or any Contract to which CS is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of CS having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of CS Units may vote ("Voting   CS Debt").   There are no options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which CS is a party or by which any of them is bound (i) obligating CS to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, CS or any Voting Debt, (ii) obligating CS to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of CS.   There are not any outstanding contractual obligations of   CS to repurchase, redeem or otherwise acquire any shares of capital stock of CS.

  2.4.     Authority: Execution and Delivery; Enforceability. CS has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transaction. The execution and delivery by CS of this Agreement and the consummation by   CS of the Transaction has been duly authorized and approved by the Directors and Shareholers of CS, and no other limited liability company proceedings on the part of CS are necessary to authorize this Agreement and the Transaction.   When executed and delivered, this Agreement will be enforceable against CS in accordance with its terms.

   2.5.        No Conflicts; Consents.

 (a)      The execution and delivery by CS of this Agreement does not, and the consummation of the Transaction and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of CS under, any provision of (i) the CS Constituent Instruments, (ii) any Contract to which CS is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to CS or its respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a CS Material Adverse Effect.

 (b)       No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to CS in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

  2.6.    Litigation. There is no Action against or affecting CS or any of its properties which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the New Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a   CS Material Adverse Effect. Neither CS, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

  2.7.    Compliance with Applicable Laws. CS has conducted its business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a CS Material Adverse Effect.   CS has not received any written communication during the past two years from a Governmental Entity that alleges that CS is not in compliance in any material respect with any applicable Law.

  2.8.     Brokers.   Except as set forth on Schedule 3.9, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of CS.

  2.9.     Financial Statements; Liabilities. Within Thirty (30) days after the Closing, CS shall deliver to DPHG its, (i) unaudited financial statements for the most recent fiscal year (the "CS Financial Statements,') on Schedule 2.9 The CS Financial Statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The CS Financial Statements will fairly present in all material respects the financial condition and operating results of CS, as of the dates, and for the periods, indicated therein. CS does not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2012 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the CS Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a CS Material Adverse Effect.

  Restricted Securities. CS understands that the New Shares have not been registered under the Securities Act and are therefore characterized as "restricted securities" under the Securities Act. The issuance of the New Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. CS further acknowledges that if the New Shares are issued to the CS Shareholders in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities  Act or the existence of an exemption therefrom. CS represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

  2.10.  Legends.   CS hereby agrees and understands that the New Shares will bear the following legend or one that is substantially similar to the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE AFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE  COMPANY THAT SUCH REGISTRATION STATEMENT IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

ARTICLE III
Representations and Warranties of DPHG

DPHG hereby represents and warrants to CS as follows:

  3.1.     Organization, Standing and Power. DPHG is duly organized, validly existing and in good standing under the laws of the State of  Nevada and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on DPHG, a material adverse effect on the ability of DPHG to perform its obligations under this Agreement or on the ability of DPHG to consummate the Transactions (a "DPHG Material Adverse Effect").   DPHG is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. DPHG has delivered to CS true and complete copies of the DPHG Charterand Bylaws as amended through the date of this Agreement.         ·

  3.2.     DPHG Equity Interests.

  (a)      Schedule 3.2 hereof lists each subsidiary of DPHG and its jurisdiction of organization. All the outstanding shares of capital stock or equity interests of each subsidiary have been validly issued and are fully paid and nonassessable and are owned by DPHG, free and clear of all Liens.

  (b)      DPHG does not own, directly or indirectly,  any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any entity

  3.3.     Capital Structure. The authorized capital stock of DPHG consists of 10,000,000 shares of preferred stock $.001 par value, and 100,000,000 shares of common stock $.001 par value ("DPHG Common Stock").   Amendments to DPHG s Articles Of Incorporation will be filed concurrent with the Closing, to reflect, among other things, the re-naming of the corporation to Core Resource Management, Inc. and description of the company's business (attached herein as Annex G) As of the date hereof, (i) 60,000,000 shares of DPHG Common Stock are issued and outstanding, (ii) Two (2) shares of DPHG Class B Preferred Stock are issued and outstanding, but will be exchanged for Three million (3,000,000) shares of DPHG post merger Common Stock (New Shares) concurrent with the Closing and (iii)  no shares of capital stock of DPHG are held by DPHG in its treasury. All of the shareholders (and the number of shares held by same) of the issued and outstanding shares of the DPHG capital stock are listed on Annex A hereto. Except as set forth above and on Annex A, no shares of capital stock or other voting securities of DPHG were issued,  reserved for issuance or outstanding. All outstanding shares of DPHG Common Stock as well as the DPHG New Shares to be issued in connection with the Transaction Documents will  be, when issued, duly  authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the State of Nevada the DPHG Charter, the DPHG Bylaws or any Contract to which DPHG is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of DPHG having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of DPHG may vote ("Voting DPHG Debt"). There are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock based performance units, commitments, Contracts, arrangements or undertakings of any kind to which DPHG is a party or by which it is bound (i) obligating DPHG to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, DPHG or any Voting DPHG Debt, (ii) obligating DPHG to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of DPHG.   There are not any outstanding contractual obligations of DPHG to repurchase, redeem or otherwise acquire any shares of capital stock of DPHG. DPHG is not a party to any agreement granting any securityholder of DPHG the right to cause DPHG to register shares of the capital stock or other securities of DPHG held by such securityholder under the Securities Act.

  3.4.     Authority; Execution and Delivery;  Enforceability.    DPHG has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by DPHG of this Agreement and the consummation by DPHG of the Transactions have been duly authorized and approved by the managers of CS, and no other limited liability company proceedings on the part of DPHG are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against DPHG in accordance with its terms.

3.5.        No Conflicts; Consents.

  (a)     The execution and delivery by DPHG of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of DPHG under, any provision of (i) the DPHG Constituent Instruments, (ii) any Contract to which DPHG is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to DPHG or its respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a DPHG Material Adverse Effect.

  (b)     No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to DPHG in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

  3.6.    Litigation. There is no Action against or affecting DPHG or any of its properties which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the New Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a DPHG Material Adverse Effect. Neither DPHG, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

  3.7.    Compliance  with  Applicable  Laws. DPHG has conducted its business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a DPHG Material Adverse Effect. DPHG has not received any written communication during the past two years from a Governmental Entity that alleges that DPHG is not in compliance in any material respect with any applicable Law.

  3.8.     Brokers.   No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of DPHG.

  3.9.     Financial Statements: Liabilities. Concurrent with the Closing of this Merger, DPHG shall deliver to CS its, (i) unaudited financial statements for the six months then ended of June 30, 2012 and for the fiscal year ends of 2011 & 2010 (the "DPHG Financial Statements") on Schedule 3.9. The DPHG Financial Statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The DPHG Financial Statements will fairly present in all material respects the financial condition and operating results of DPHG, as of the dates, and for the periods, indicated therein. DPHG does not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2012, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the DPHG Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a DPHG Material Adverse Effect.

ARTICLE IV
Conditions to Closing

  4.1.     Reverse Split of Shares of DPHG Common Stock. Concurrent with the Closing, the Management of DPHG will effect a 1 for 200 split of the stock reducing the common stock outstanding to 300,000.

  4.2.     Statement of Designations. DPHG will deliver the Statement of Designations and if required, file them with the Nevada Secretary of State.

  4.3.     Other Conditions Precedent to CS Obligations. The obligations of the Shareholders and CS to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by CS and the Shareholders in writing.

  (a)      Representations   and  Covenants. The representations and warranties   of DPHG contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.   DPHG shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by DPHG on or prior to the Closing Date. DPHG shall have delivered to the Shareholders and CS a certificate, dated the Closing Date, to the foregoing effect.

  (b)      No Material  Adverse Change.   There shall not have been any occurrence, event, incident, action, failure to act, or transaction since June 30, 2012 which has had or is reasonably likely to cause a DPHG Material Adverse Effect.

  (c)      Secretary's Certificate. DPHG shall have delivered to CS a certificate, signed by its Secretary or other authorized  officer, certifying that the copies of the DPHG Charter, DPHG Bylaws and resolutions of its Board of Directors attached to the certificate and approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

  (d)      Good Standing. DPHG shall provide eveidence to CS that it is in Good Standing with the State of Nevada.

  (e)      Appointments and Management Compensation. Cconcurrent with the Closing the following persons will become the sole executive officers and directors of DPHG, effective as of the Closing:

Name	Title

W. Brown Glenn Jr.	CEO & Director

James Clark	President and Director

Dennis Orsi	Director

  Management will not be eligible to receive any compensation until such time as $2,000,000 in equity has been raised for the Company. Beginning on the first day of the month after the total of $2,000,000 has been received by the Company, Mr. Glenn and Mr. Clark will each begin receiving 20,000.00 per month in gross compensation as officers for a term of two years. Thereafter, and for purposes of this Agreement, it is assumed that their compensation will be set by the Independent Directors once elected.

  (f)       Issuance  of  Stock  Certificates.   DPHG shall deliver to each Shareholder a certificate representing the New Shares issued to such Shareholder in accordance with Annex A.

  4.5.     Other Conditions Precedent to DPHG Obligations. The obligations of DPHG to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by DPHG in writing.

  (a)      Representations  and  Covenants.   The  representations and warranties of  CS contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.   CS shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by CS on or prior to the Closing Date. Each of the CS Shareholders shall have delivered to DPHG a certificate, dated the Closing Date, to the foregoing effect.

  (b)      No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the CS Financial Statements which has had or is reasonably likely to cause a CS Material Adverse Effect.

  (c)      Secretary's Certificate. CS shall have delivered to DPHG a certificate, signed by its Secretary (or authorized director or officer), certifying that the copies of the CS Constituent Instruments and resolutions of the Board of Directors of   CS attached to the certificate and approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

  (d)      Transfer Documents.   The Shareholders shall have delivered to DPHG duly executed assignments representing its CS Units.

  4.6.     Termination. If all of the conditions precedent to the obligations of the parties as set forth in this Article IV have not been fulfilled on or before December 31, 2012, either CS or DPHG may terminate this Agreement; provided, however, that neither   CS nor DPHG may terminate this Agreement if the failure of a condition precedent to be fulfilled is the result of the breach of such party of its obligations hereunder.

ARTICLE V
Covenants

  5.1.     Public Announcements.   DPHG and   CS will consult with each other before issuing, and provide each other the opportunity to review and comment upon, the initial press releases or other public statements with respect to this Agreement and the Transaction.

  5.2.     Fees and Expenses.   All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

  5.3.     Continued Efforts.   Each Party shall use commercially reasonable efforts to (i) take all action reasonably necessary to consummate the Transactions, and (ii) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

  5.4.     Exclusivity. Neither DPHG nor CS shall (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of DPHG or CS (as applicable), or any assets of DPHG or CS (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (ii)  participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (iii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

  5.5.     Access. DPHG and CS shall permit representatives of each other to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to such party.

ARTICLE VI
Miscellaneous

  6.1.        Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Direct Pet Health Holdings, Inc. to:

12720 Hillcrest Road , Suite 750
Dallas, TX 75230
Attn: W. Brown Glenn Jr., CEO

If to Clark Scott LLC, to:

3131 E. Camelback Rd.
Suite 215
Scottsdale, AZ.
Attn: James Clark CEO

If to the Shareholders, at the addresses set forth in Annex A hereto.

  6.2.     Amendments; Waivers; No Additional Consideration.   No provision of this Agreement may be waived or amended except in a written instrument signed by CS, and DPHG. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right

  6.3.     Ren1edies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, DPHG and CS will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

  6.4.    Independent Nature of Shareholders' Obligations and Rights. The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement. The decision of each Shareholder to acquire the  New Shares pursuant to this Agreement has been made by such Shareholder independently of any other Shareholder. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Shareholder acknowledges that no other Shareholder has acted as agent for such Shareholder in connection with making its investment hereunder and that no Shareholder will be acting as agent of such Shareholder in connection with monitoring its investment in the New Shares or enforcing its rights under this Agreement. Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose.     Each of the Parties acknowledge that each of the Shareholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Shareholders and not because it was required or requested to do so by any Shareholder.

  6.5.     Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or ' including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

  6.6.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.   Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

  6.7.     Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

  6.8.     Entire Agreement: Third Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (ii) is not intended to confer upon any person other than the Parties any rights or remedies.

  6.9.     Governing  Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  6.10.   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns

ARTICLE VII
Certain Definitions

As used herein, the following terms shall have the following meanings

"Action" means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

"DPHG Bylaws" means the Bylaws of DPHG, as amended to the date of this Agreement. "DPHG Charter" means the Articles of Incorporation of DPHG, as amended to the date of this Agreement.

"Consent" means any material consent, approval, license, permit, order or authorization.

"Contract" means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Governmental Entity" means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

"Law" means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

"Lien" means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

"CS Constituent Instruments" means the Articles of Organization of CS and such other constituent instruments of CS as may exist, each as amended to the date of this Agreement.

"SEC" means the Securities and Exchange Commission. "Securities Act" means the Securities Act of 1933, as amended.

"Statement of Designations" means the amendment to the DPHG Charter in the form of Annex E hereto.

"Tax Return" means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

"Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

"Transaction Documents" means this Agreement and any other documents or agreements executed in connection with the Transactions.

  IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Direct Pet Health Holdings, Inc.

By:	/s/ W. Brown Glenn Jr.
W. Brown Glenn Jr.
President and CEO

Clark Scott, LLC

By:	/s/ James Clark
James Clark
President and CEO

ANNEXA

CS Shareholders

CS will proportionately assign an aggregate of7,000,000 shares of DPHG/Core Resource Management Common Stock to the Permitted Assignees as follows:

Name & Address	SS#	Clark Scott Units	DPHG New Shares
James Clark or Assigns 3131 E Camelback Rd. Suite 215 Phoenix, AZ. 85016		725	5,088,000
James Scott 3131 E Camelback Rd. Suite 215 Phoenix, AZ. 85016		71	490,000
William Brown Glenn Jr 12720 Hillcrest Road Suite 750 Dallas, TX 75230		72	500,000
Robert A. Shuey III 12720 Hillcrest Road Suite 750 Dallas, TX 75230		72	500,000
Marc Olivieri 3131 E Camelback Rd. Suite 215 Phoenix, AZ. 85016		17	120,000
Aaron Haley 3131 E Camelback Rd. Suite 215 Phoenix, AZ. 85016		21	150,000
Michael Madden 3131 E Camelback Rd. Suite 215 Phoenix, AZ. 85016		21	150,000
Mycal Anders		1	2,000

ANNEXB

[List of Pegasus Permitted Assignees]

Pegasus will proportionately assign an aggregate of3,000,000 shares of DPHG/Core Resource Management Common Stock to the Permitted Assignees as follows:

Name & Address	SS #	Number of Shares

ANNEXC

ASSIGNMENT  AGREEMENT

Gentlemen:

  Reference is made to that certain agreement with Pegasus Funds, LLC and that certain Exchange Agreement ("Exchange Agreement"), by and among DPHG, Inc. a Nevada corporation ("DPHG"), and Clark Scott, LLC. an Arizona company ("CS"). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Exchange Agreement.   As set forth in the Exchange Agreement, you have agreed to transfer and assign TWO (2) shares of DPHG'   Class B Preferred Stock to the undersigned (the "Permitted Assignee").

  The Permitted Assignee acknowledges, warrants and represents to you and CS as follows:

  1.       Purchase Entirely for Own Account. The Permitted Assignee is acquiring the New Shares proposed to be acquired hereunder, for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Permitted Assignee has no present intention of selling or otherwise distributing the New Shares, except as set forth herein or otherwise in compliance with applicable securities laws.

  2.        Available Information. The Permitted Assignee has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in DPHG.

  3.       Restricted Securities. The Permitted Assignee understands that the New Shares have not been registered under the Securities Act and are therefore characterized as "restricted securities" under the Securities Act.   The issuance of the New Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Permitted Assignee further acknowledges that if the New Shares are issued to the Permitted Assignee in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an  exemption therefrom.   The Permitted Assignee  represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

  4.       Legends. The Permitted Assignee hereby agrees that the New Shares will bear the following legend or one that is substantially similar to the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT  WITH   A   VIEW   TO,   OR   IN   CONNECTION   WITH,   THE   SALE   OR DISTRIBUTIONTHEREOF.   NO   SUCH   SALE   OR   DISPOSITION   MAY   BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION STATEMENT IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

  5.         Accredited Investor. The Permitted Assignee is an "accredited investor" within the meaning of Rule 501 under the Securities Act, and the Permitted Assignee was not organized for the specific purpose of acquiring the New Shares.

  6.         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to the successors or assigns of the parties hereto.

EXECUTED this           day of                            , 20____.

Signature of Permitted Assignee: _______________________________________________________________________________________

Printed Name of Permitted Assignee: _________________________________________________________________________________

Address: ________________________________________________

City: __________________________________ State: ___________________________ Zip:   _______________________________________________________

Phone#: ____________________________ Fax#: ____________________________

ANNEX D

ASSIGNMENT OF CLARK SCOTT LLC. COMMON STOCK

  This Assignment of Membership Interests, dated September __, 2012, is from _________  (the "Assignor") to DPHG, Inc. ("Assignee").

  WHEREAS, Assignor and Assignee are parties to that certain   Exchange Agreement dated September_, 2012 (the "Exchange Agreement");

  For good and valuable consideration, the sufficiency of which is hereby acknowledged, it  is hereby agreed that, effective as of the date first written above, Assignor hereby assigns to Assignee all of his/its right, title and interest in and to the CS Common Stock owned by the undersigned in and to CS Health (the "CS Shares"), constituting a__% uncertificated interest in the equity of CS LLC.

  Assignor hereby   agrees to execute and deliver   such further   instruments, agreements and assurances as may be reasonably requested by Assignee to evidence and provide for the assignment by Assignor of the Units.   This Assignment shall not be deemed to supersede any of the provisions of the Exchange Agreement, and if there is any conflict between the terms of this Assignment and the Exchange Agreement, the terms of the Exchange Agreement will prevail.

  IN WITNESS WHEREOF, Assignor has executed this Assignment as of the date first above written.

[assignor]

By:

ANNEX E

PREFERRED STOCK DESIGNATION OF RIGHTS AND PREFERENCES

CERTIFICATE OF DESIGNATION, PREFERENCES AND
RIGHTS OF CLASS B PREFERRED STOCK
of
DIRECT PET HEALTH HOLDINGS, INC.

I, W. Brown Glenn Jr., the Chief Executive Officer and Director of Direct Pet Health Holdings, Inc., (the "company") a corporation organized and existing under the Laws of the State of Nevada and in accordance with the provisions thereof, DOES HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, on February 17, 1999 and in conjuction with the approval and execution, by the Board of Directors establish the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1.  Designation and Amount.

There shall be a series of the super voting preferred stock of the Company, which shall be designated as the "Class B Preferred Stock," $0.001  par value, and the authorized number of shares constituting such series shall be Ten Million (lO,OOO,OOO). Such number of shares may not be increased or decreased without the written consent of a majority of the Board of Directors.

Section 2. Dividends and Distributions.

Subject to the rights of the holders of any shares of any series of preferred stock of the Company ranking prior and superior to the Class B Super Voting Preferred· Stock with respect to dividends, the holders of shares of Class B Super Voting Preferred Stock, in preference to the holders of shares of Class A Common Shares, $0.001 par value (the "Common Stock"), of the Company and of any other junior stock, shall not be entitled to receive quarterly dividends.

Section 3. Voting Rights and Convertibility.

The holders of shares of Class B Super Voting Preferred Stock shall have the following voting rights:

(A) Each share of Class B Super Voting Preferred Stock shall entitle the holder thereof to vote those number of Common shares equivalent to the authorized Common shares of the Company.

(B) Except as otherwise provided herein, in the Company's Cet1ificate of Incorporation or By Law, the holders of shares of Class B Super Voting Preferred Stock, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(C) Except as otherwise set forth herein or in the Company's Ce11ificate of Incorporation, and except as otherwise provided by law, holders of Class B Super Voting Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Liquidation, Dissolution or Winding Up.

Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, the holders of the Class B Super Voting Preferred Stock, will have preference to the Common Stock holders.

Section 5. Ranking.

The Class B Super Voting Preferred Stock shall rank higher to all other series of the Company's Preferred and Common Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.                     '

IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm and acknowledge the foregoing as true under the penalties of perjury this 27th day of October, 2011.

By: /s/ W. Brown Glenn Jr.
Name: W. Brown Glenn Jr.
Title: Director and Chief Executive Officer

ANNEX F

ARTICLES AND BYLAWS OF DPHG